DIGITAL LINK CORPORATION
             STATEMENT OF COMPUTATION OF NET INCOME (LOSS) PER SHARE
                (In thousands, except per share data, unaudited)


                                            Quarter Ended     Nine Months Ended
                                             September 30,      September 30,
                                          -----------------    ---------------
                                            1997      1996      1997       1996
                                            ----      ----      ----       ----

Primary:

Net income (loss) .....................   $  (615)   $ 1,481   $ 2,421   $ 2,890
                                          =======    =======   =======   =======

Weighted average number of shares from:
         Common shares outstanding ....     9,240      9,149     9,206     9,080

         Common equivalent shares
              from stock options
              outstanding .............         0        302       379       337
                                          -------    -------   -------   -------
Common and common equivalent
    shares used in computing per
    share amounts .....................     9,240      9,451     9,585     9,417
                                          =======    =======   =======   =======

Net income (loss) per share ...........   $ (0.07)   $  0.16   $  0.25   $  0.31
                                          =======    =======   =======   =======


     Note: There is no material difference in the computation of net income per share on a fully diluted basis.